INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-00907 of Structural Dynamics Research Corporation on Form S-4 of the report dated March 12, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for income taxes by adopting the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, in 1993), relating to the consolidated financial statements of CAMAX Manufacturing Technologies, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in the Joint Proxy Statement/Prospectus which is part of this Registration Statement.

We also consent to the reference to Deloitte & Touche LLP under the headings "Selected Financial Data" and "Experts" in such Joint Proxy Statement/Prospectus.


/s/ Deloitte & Touche
Minneapolis Minnesota
May 24, 1996